Exhibit 10.44

January 10, 2014

Dear Joe:

On behalf of Sunesis Pharmaceuticals, Inc. (the “Company”), I am delighted to offer you the position of Executive Vice President, Chief Commercial Officer, reporting to me, at an annualized salary of $425.000.00 (less payroll deductions and required withholdings). Your base salary and bonus opportunity (described below) will be reviewed annually by the Chief Executive Officer of the Company for increases in such amounts.

Upon commencing employment with the Company, you will be granted an option to purchase 250,000 shares of common stock of the Company. This option will vest over a four-year period, with 25% of such options (62,500) vesting and becoming exercisable twelve months after grant and 1/48th of such options (5,208.33) vesting and becoming exercisable at the end of each month thereafter over the following 36 months. You will also be granted a second option upon commencing employment with the Company to purchase 50,000 shares which will be a milestone-based option that will vest and become exercisable upon, and subject to, the earlier of (i) the ten year anniversary of the date of grant of such option, and (ii) the date of your and your immediate family’s permanent relocation and change of domicile to the San Francisco Bay Area, as supported by documentation reasonably acceptable to the Company. The options will be governed in all respects by the terms of a stock option agreement, grant notice, and the 2011 Equity Incentive Plan (the “Plan”), the forms of which have been provided to you. The per share exercise price of each option shall be equal to the fair market value of a share of Company common stock on the date of grant in accordance with the terms of the Plan.

You will be eligible to participate in our employee benefits programs, which include medical, dental, life and vision insurance, a 401(k) retirement program, and paid vacation time, subject to the terms and conditions of those plans and programs.

You will be covered by the Company’s director’s and officer’s liability insurance as in effect from time to time in the same manner as other members of the Company’s senior management team.

In addition, you will be eligible to participate in the Sunesis Pharmaceuticals Bonus Program, with a target annual bonus of 40% of your annual salary, subject to the terms and conditions of the Bonus Program. You are also eligible for long-term incentive awards in the same manner as such awards are made to members of the Company’s senior management team.

We understand that you expect to commute to the Bay Area for the first eighteen (18) months of your employment. During this time (up to eighteen months), the Company will pay for your transportation and lodging expenses. Insofar as these amounts are taxable, the Company will gross-up the payments to you to cover any applicable taxes so that you arc not out-of-pocket for any taxes associated with such expense payments.

To assist in your relocation from New Jersey to the San Francisco Bay Area, the Company will make a lump-sum payment to you in an amount equal to $10,000.00 (less applicable taxes and withholdings). This amount will be paid to you upon receiving your first paycheck at Sunesis.

After the Company positively unblinds the VALOR Study, you will be eligible for additional relocation assistance, up to a maximum amount of $250,000 which shall include any gross-up payments to you to cover any applicable taxes, so that you are not out-of-pocket for any taxes associated with such additional relocation payments, as follows:

•	Home Sale Assistance through the Buyer Value Option Program (BVO)

•	Home Purchase Assistance capped at 3% of the new home purchase amount

•	Full Service Household Goods shipping to include packing, shipping and valuation up to $75,000

•	Storage of Household Goods up to 60 days if needed

•	Shipping of up to three (3) autos

•	Rental car at destination during auto shipping

•	Up to 2 home finding trips for spouse and daughter and son (including airfare and rental car)

•	Final move expense for family of four

Upon your written acceptance of this offer, a representative from Global Mobility Solutions will contact you to discuss your specific relocation needs and to review the details of your relocation package. All moving expenses should be itemized on a separate expense report form with receipts attached. Expenses should be submitted within sixty (60) days after they are incurred.

We agree to enter into the following agreements with you on or prior to your first day of employment: an Executive Severance Benefits Agreement and an Indemnification Agreement, in the forms attached as Exhibit A and B, respectively. As a condition of employment, you agree to comply with all of our Policies and Procedures and sign a Confidential Information and invention Assignment Agreement with the Company. On your first day of employment, please plan to meet with a representative of Human Resources for new employee orientation.

In addition to any benefits, rights and compensation that you are entitled to under the Executive Severance Benefits Agreement or otherwise under this letter, in the event of your “Covered Termination” (as defined in the Executive Severance Benefits Agreement) during 2014, you will be entitled to (A) an additional three (3) months of your Base Salary paid in cash in a single lump sum on the 60th day following your “Separation from Service” (as defined in the Executive Severance Benefits Agreement) and (B) consistent with the related “COBRA Payments” provisions of the Executive Severance Benefits Agreement, Company-paid (either directly to the applicable health insurance carrier or to you in the form of a cash payment of equivalent value) continued group health plan family coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 for an additional three (3) months.

In accordance with federal law, your employment is contingent upon your presentation of evidence supporting your eligibility to be employed in the United States. Accordingly, we request that you provide us with originals of the appropriate documents for this purpose. A list of the documents deemed acceptable is included on the last page of the 1-9 Form, which is included in this letter. Please bring the completed I-9 form and appropriate documents with you to your new-hire orientation.

Your relationship with the Company will be at-will, which means that either the Company or you may terminate the relationship at any time, with or without cause and with or without advance notice. The at-will nature of your employment relationship means that the Company may change your position, duties, work location, compensation and benefits from time to time at its discretion. However, the parties understand and agree that upon a termination of your employment or change in the terms or conditions of your employment with the Company (as described above), you will be entitled to the benefits, rights and compensation provided under your Executive Severance Benefits Agreement (subject to the terms and conditions set forth therein), the terms of any Company employee benefit plan, program or arrangement for which you are eligible or otherwise covered by (subject to the terms and conditions set forth therein), or applicable law.

Notwithstanding anything in this letter or otherwise to the contrary, the parties hereto intend that all payments and benefits with respect to you under this letter or any other Company plan, program or arrangement shall, to the extent applicable, comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other official pronouncements thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent possible, this letter and any such plans, programs and arrangements shall be interpreted and administered in a manner consistent therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent possible, maintain the original intent and economic benefit. To the extent that reimbursement or in-kind benefits under this letter constitute nonqualified deferred compensation subject to Section 409A, (i) all such reimbursements and benefits shall be made on or prior to the last day of the calendar year following the calendar year in which such expenses were incurred, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall in any way affect the expenses eligible for reimbursement or in-kind benefits provided in any other calendar year.

This letter, together with your Confidential Information Agreement, Executive Severance Benefits Agreement, and Indemnification Agreement, form the complete and exclusive statement of your agreement with the Company concerning the subject matter hereof. The terms in this letter supersede any other representations or agreements heretofore made to you by any party, whether oral or written. The terms of this letter cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the state of California.

Joe, we are all very excited about having you join the Sunesis team and would like you to start no later than February 24th, 2014. We believe you will be a key contributor to Sunesis’ future success. To accept our offer under the terms described above, please sign and date this letter, return it to me by Friday, January 17, 2011 and keep a copy for your files.

If you have any questions regarding this offer, please let me know.

Sincerely,	I have read and accept this employment offer.

/s/ Daniel N. Swisher	/s/ Joseph DePinto
Daniel N. Swisher, Jr.	Joseph DePinto
Chief Executive Officer and President

1/14/14 Date

Attachments (3):

Executive Severance Benefits Agreement

Indemnification Agreement

Form I-9